EXHIBIT 23.5

December 11, 2007

CONSENT OF DONNELLY, PENMAN & PARTNERS

We hereby consent to the use of the form of our opinion letter to the Board of Directors of Pavilion Bancorp, Inc. included as an exhibit to the Proxy Statement/Prospectus relating to the proposed merger of Pavilion Bancorp, Inc. and First Defiance Financial Corp. and to the references to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Donnelly, Penman & Partners

DONNELLY, PENMAN & PARTNERS